Exhibit 16.1

December 30, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Porch Group, Inc. (formally known as PropTech Acquisition Corporation) included under Item 4.01 of its Form 8-K dated December 30, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 17, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown,PC

New York, New York

WithumSmith+Brown, PC	1411 Broadway, 9th Floor, New York, New York 10018-3496	T (212) 751 9100	F ({212) 750 3262	withum.com

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